SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): March 28, 2008
American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road
Cleveland, Ohio	44144

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
On March 28, 2008, American Greetings Corporation (“American Greetings”) amended its Credit Agreement (the “Credit Agreement”), dated April 4, 2006, among various lending institutions party thereto, National City Bank, as the global agent, joint lead arranger, joint bookrunner, swing line lender, LC Issuer and collateral agent, UBS Securities LLC, as joint lead arranger, joint bookrunner and syndication agent, and KeyBank National Association, JPMorgan Chase Bank, N.A., and LaSalle Bank National Association, as co-documentation agents. The amendment extends the period that American Greetings can borrow on its $100 million term loan facility available under the Credit Agreement for an additional year, or until April 3, 2009.
On March 28, 2008, American Greetings also amended its Amended and Restated Receivables Purchase Agreement, dated as of October 24, 2006, among AGC Funding Corporation, a Delaware corporation and wholly-owned, consolidated subsidiary of American Greetings, American Greetings, as Servicer, members of the various Purchaser Groups from time to time party thereto, and PNC Bank, National Association, as Administrator and as LC Bank. The amendment decreases the amount of available financing under the agreement from $150 million to $90 million.
Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 31, 2008, Steven S. Willensky, the Senior Vice President and Executive Sales and Marketing Officer of American Greetings announced that he will be retiring, effective April 30, 2008. In connection with his retirement, on March 31, 2008, Mr. Willensky entered into a Retirement Agreement with American Greetings pursuant to which Mr. Willensky will continue as an employee through April 30, 2008, at which time his employment, together with his employment agreement dated September 9, 2002, will terminate. Thereafter, the Retirement Agreement provides that American Greetings may from time to time engage Mr. Willensky to perform consulting services on dates mutually agreed upon at a rate of $2,000 per day. Under the terms of the Retirement Agreement, as consideration for Mr. Willensky releasing any claims he has against American Greetings arising out of or related to his employment relationship with American Greetings, Mr. Willensky will be entitled to the following benefits:
•	Continued health care coverage through April 30, 2011, at rates otherwise available to active employees at the Senior Vice President level. Thereafter, until the later of Mr. Willensky or his wife reaching the age of 65, continued health care coverage at the Senior Vice President level, at the full age-adjusted rate, as it may be changed from time-to-time, with no contribution by American Greetings.
•	Continued use of his company car through June 30, 2008.
•	Maintaining his ownership interest in the executive life insurance policy provided by American Greetings until the assets in such policy are depleted.
•	Continued vesting and exercisability of options granted to Mr. Willensky prior to April 30, 2008 through April 30, 2011. Thereafter, any options not exercised as of April 30, 2011 will be forfeited. As of March 31, 2008, Mr. Willensky held options to purchase an aggregate of 145,250 Class A common shares with exercise prices ranging from $20.51 per share to $25.57 per share, of which 90,125 are vested, the remainder of which will vest prior to April 30, 2011.
Under the Retirement Agreement, Mr. Willensky is prohibited from disclosing or using American Greetings’ confidential information or trade secrets acquired during the course of his employment. Mr. Willensky is also prohibited from engaging in specified activities that are in competition with American Greetings until April 30, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Greetings Corporation (Registrant)
By:	/s/Stephen J. Smith
Stephen J. Smith, Senior Vice President and Chief Financial Officer

Date: April 1, 2008